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                                                      EXHIBIT D-5

                         89 FERC  PARAGRAPH 62,063

                    UNITED STATES OF AMERICA
              FEDERAL ENERGY REGULATORY COMMISSION

Allegheny Energy Supply Company
West Penn Power Company                           Docket No. EC99-112-000
AYP Energy, Inc.


                  ORDER AUTHORIZING DISPOSITION
                  OF JURISDICTIONAL FACILITIES

                    (Issued October 25, 1999)

           On September 2, 1999, as supplemented on September 16, 1999 and October 13, 1999, Allegheny Energy Supply Company (Allegheny Supply), West Penn Power Company (West Penn) and AYP Energy, Inc. (AYP Energy) (collectively, Applicants) filed a joint application pursuant to section 203 of the Federal Power Act (FPA)l requesting Commission authorization of related intra-corporate transactions by and among affiliates of Allegheny Energy, Inc. (Allegheny Energy). The transactions include: the transfer of jurisdictional step-up transformers from West Penn and AYP Energy to Allegheny Supply; the transfer of West Penn's ownership interest in
      Allegheny Generating Company (Allegheny Gen) to Allegheny Supply; the transfer of two wholesale power supply agreements from West Penn to Allegheny Supply; and the transfer of certain securities, including pollution control notes and securities evidencing West Penn's ownership share of Allegheny Gen from West Penn to Allegheny Supply.

           West Penn is a wholly-owned public utility subsidiary of Allegheny Energy, a registered holding company under the Public Utility Holding Company Act of 1935. West Penn provides generation, transmission and distribution service to customers in portions of central and western Pennsylvania. West Penn has, among other interests, a
      45 percent ownership interest in Allegheny Gen.2 Allegheny Gen's sole asset is a 40 percent undivided interest (850 MW) in a pumped storage hydroelectric generating station and associated 500 kV transmission line located in Bath County, Virginia (Bath County facility).3
                __________________________

   [FN]<1>16 U.S.C.  824b (1994).

    [FN]<2>The remaining 55 percent interest in Allegheny Gen is owned by West Penn's affiliates, Monongahela Power Company
(27 percent) and the Potomac Edison Company (28 percent).

    [FN]<3> The remaining interest in the Bath County facility is owned by the Virginia

                                                   (continued...)

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Docket No. EC99-112-000        -2-



    AYP Energy is a wholly-owned subsidiary of AYP Capital, Inc., which in turn is a wholly-owned subsidiary of Allegheny Energy. AYP Energy owns a 50 percent interest in Unit No. 1 of the Fort Martin Power Station (Fort Martin
1) and associated step-up transformers, which are located in Maidsville, West Virginia. AYP Energy is authorized to sell power at market-based rates. 4

    According to the application, Allegheny Supply is a to-be-formed generating company affiliate of West Penn to which West Penn proposes to transfer its generating resources and wholesale power supply agreements. The Commission recently granted Allegheny Supply authority to sell power at market-based rates.5

    According to the application, the proposed transfers are the result of recent electric restructuring legislation in Pennsylvania and also represent a comprehensive settlement between West Penn and the Pennsylvania Public Utilities Commission (Pennsylvania Commission). The transfer of jurisdictional facilities will be accomplished in stages. Initially, West Penn will form a wholly-owned subsidiary (Energy Sub), to which it will transfer the step-up transformers associated with the generating assets that are being transferred to Allegheny Supply. West Penn also will transfer to Energy Sub two power supply contracts to which it is a party. 6 In addition, West Penn will transfer to Energy Sub its 450 shares of Allegheny Gen common stock and its liabilities under pollution control notes that are associated with the transferred generating facilities. In exchange for the transferred assets, West Penn will obtain all of the limited liability shares of Energy Sub. Subsequently, Energy Sub will form

_____________________

    [FN]<3> (.continued)
Electric and Power Company. Allegheny Gen sells its 850 MW share of the Bath County facility to its parent owners in accordance with their respective ownership interest in
Allegheny Gen.

     [FN]<4> AYP Energy, Inc., 77 FERC  61,019 (1996).

    [FN]<5> Allegheny Energy Supply Company, 88 FERC  61,303 (1999).

    [FN]<6> The two agreements are: the August 4, 1981 ABS
Agreement, which governs West Penn's purchases of capacity and energy from the Bath County facility as a result of its ownership interest in Allegheny Gen; and the July 10, 1953, as amended, Inter-Company Power Agreement, which provides for participating companies, which include West Penn, to provide supplemental power to, or purchase supplemental power from, Ohio Valley Electric Cooperative to meet its requirements to the United States Atomic Energy Commission under a separate agreement.




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Docket No. EC99-112-000   -3-



Allegheny Supply as a wholly-owned subsidiary and transfer to Allegheny Supply all of the assets acquired from West
Penn. 7 In exchange, Energy Sub will acquire all of the limited liability shares of Allegheny Supply. Finally, Energy Sub will dividend its acquired shares to West Penn and West Penn will dividend its shares to Allegheny Energy.
Energy Sub will then be dissolved. Also as part of the transactions, AYP Energy will transfer all of its ownership interest in Fort Martin 1 and related step-up transformers to Allegheny Supply in exchange for the assumption of the outstanding debt of AYP Energy by Allegheny Supply.

    Applicants claim that the proposed transactions are in the public interest and will not have an adverse effect on competition, rates or regulation. With respect to competition, Applicants state that competition will not be adversely affected because the transactions are nothing more than an intra-corporate transfer of generating resources and contracts as part of a structural reorganization in response to retail competition. Furthermore, Allegheny Supply currently owns no generating assets and has no rights to energy or capacity under any power supply agreements. With respect to rates, Applicants state that wholesale requirement customers are served under rates that are fixed through November 30, 2001 and November 30, 2003, and cannot be changed unless the Commission accepts a rate change request by West Penn under section 205 of the FPA. With respect to regulation, Applicants will continue to be subject to the Commission's regulations for all wholesale power sales and transmission provided, and retail sales by West Penn and Allegheny Supply will be subject to the jurisdiction of the Pennsylvania Commission.

    Notice of the application was published in the Federal Register with comments due on or before October 4, 1999. On October 4, 1999, CNG Retail Services Corporation
(CNG Retail) filed a timely motion to intervene. Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure,8 CNG Retail's timely unopposed motion to intervene serves to make it a party to this proceeding.

______________________

    [FN]<7> Under a proposed lease agreement, West Penn will have the right to lease back approximately one-third of the transferred resources from Allegheny Supply (including the rights to the output from the Bath County facility) through January 2, 2000. According to the application, West Penn will not lease any facilities booked to transmission or distribution from Allegheny Supply. Furthermore, West Penn will exercise operating control over any leased assets.


    [FN]<8>18 C.F.R.  385.214(c)(1) (1999).




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Docket No. EC99-112-000            -4-



    After consideration, it is concluded that the proposed transactions are in the public interest and are authorized, subject to the following conditions:

   (1) The proposed transactions are authorized upon the terms and conditions and for the purposes set forth in the application;

   (2) The Commission retains authority under sections
       203 (b) and 309 of the
       Federal Power Act to issue supplemental orders as appropriate;

   (3) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost or any other matter whatsoever now pending or which may come before the Commission;

   (4) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

   (5) West Penn is hereby directed to account for the sale in accordance with Electric Plant
       Instruction No. 5 and the instructions to Account
       102 of the Uniform System of Accounts, and file proposed accounting entries within six months of the date the transfers are consummated;

   (6) Applicants shall make appropriate filings under
       section 205 of the FPA, as necessary, to implement the transactions; and

   (7) Applicants shall promptly notify the Commission of the date the disposition of the jurisdictional facilities is consummated.

    Authority to act on this matter is delegated to the Director, Division of Opinions and Corporate Applications, pursuant to 18 C.F.R. 375.308. This order constitutes final agency action. Requests for rehearing by the Commission may be filed within thirty (30) days of the date of issuance of this order, pursuant to 18 C.F.R. 385.713.


                     Michael A. Coleman
                     Director
                     Division of Opinions and
                     Corporate Applications